EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

KORU Medical Systems, Inc.

Mahwah, NJ

We consent to the incorporation by reference in this Registration Statement on Form S-8 of KORU Medical Systems, Inc. of our report dated March 12, 2025, appearing in the Annual Report on Form 10-K of KORU Medical Systems, Inc. as of and for the year ended December 31, 2024, filed March 12, 2025 with the U.S. Securities and Exchange Commission.

Tampa, Florida

March 12, 2025